BRF S.A.

Listed Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

(“BRF S.A.” or “Company”)

BRF S.A., announces through the present notice, as stated in article 21 of CVM Instruction Nº 480, of December 7, 2009, as amended, and also in accordance with article 21-W, of CVM Instruction Nº 481, of December 17, 2009, that it is sending the voting figures for the Extraordinary General Meeting and Ordinary General Meeting of the Company, held on April 7, 2016 containing the percentage of the votes in favor, against and abstentions related to each of the decisions taken, which is available on the Brazilian Securities and Exchange Commission site and on the Company´s Investor Relations page.

São Paulo, May 20, 2016.

José Alexandre Carneiro Borges
Chief Financial Officer and Investor Relations Director

VOTING FIGURES

Extraordinary and Ordinary General Meeting of BRF S.A., held on April 7, 2016 (“E/OGM”)

	AGENDA ITEM*	SUBJECTS	VOTING FIGURES
			IN FAVOR (%)**	ABSTENTIONS (%)**	AGAINST (%)**
Extraordinary General Meeting	1.	The alteration of Article 5, preamble, of the Company Bylaws, which deals with the capital stock, to reflect the new number of shares into which the Company´s capital stock is split, as a result of the cancellation of shares approved at the Board of Directors Meeting held on February 25, 2016.	99.99%	0.01%	0.00%
	2.	The alteration and consolidation of the Company Bylaws according to the terms stated in the Management Proposal.	53.80%	3.83%	42.37%
	3.	Establishing the annual global remuneration of the managers and members of the Fiscal Council for the year 2016 and the re-approval of the annual and global remuneration realized in 2015.	75.884%	23.113%	1.003%
	4.	Changing the mass circulation newspapers in which the Company publishes information as required by law.	99.00%	0.00%	1.00%

* Numbered according to the Minutes of the E/OGM.

** Considers the number of shares held by the shareholders who appeared at the E/OGM.

All the votes were made by those present.

VOTING FIGURES

Extraordinary and Ordinary General Meeting of BRF S.A., held on April 7, 2016 (“E/OGM”)

	AGENDA ITEM*	SUBJECTS	VOTING FIGURES
			IN FAVOR (%)**	ABSTENTIONS (%)**	AGAINST (%)**
Ordinary General Meeting	1.	Accept the Management accounts, examine, discuss and vote on the Management Report, the Financial Statements and other documents related to the year ended on December 31 2015, and on the destination of the earnings from the period.	82.92%	17.08%	0.00%
	2.	Ratify the distribution of remuneration to shareholders (Interest on Own Equity and Dividends), as decided by the Board of Directors.	99.92%	0.02%	0.06%
	3.	Ratify the election of members of the Board of Directors of the Company, in line with the meetings of that body held on August 5, 2015 and March 1, 2016, and also to elect the Deputy Chairman of the Board of Directors.	88.53%	9.79%	1.68%
	4. (i)	Elect the members of the Fiscal Council of the Company (Mr. Attilio Guaspari – Standing Member).	61.47%	38.47%	0.06%
	4. (ii)	Elect the members of the Fiscal Council of the Company (Mr. Marcus Dias – Standing Member).	61.47%	38.47%	0.06%
	4. (iii)	Elect the members of the Fiscal Council of the Company (Mr. Reginaldo Alexandre – Standing Member).	61.47%	38.47%	0.06%
	4. (iv)	Elect the members of the Fiscal Council of the Company (Mr. José Danúbio Rozo – Standing Member).	32.503%	10.094%	57.403%

* Numbered according to the Minutes of the E/OGM.

** Considers the number of shares held by the shareholders who appeared at the E/OGM.

All the votes were made by those present.